Exhibit 10.5

1stAMENDMENT TO AND RESTATEMENT OF AGREEMENT FOR CREDIT ASSIGNMENT WITHOUT CO-OBLIGATION AND OTHER COVENANTS No. 3419/2020

PICPAY SERVIÇOS S.A., enrolled with the National Corporate Taxpayers’ Register of the Ministry of Finance under CNPJ/MF No. 22.896.431/0001-10, with its principal place of business at Avenida Manuel Bandeira, No. 291, Condomínio Atlas Office Park, Bloco B, suites 43 and 44, Vila Leopoldina, São Paulo/SP, Postal Code 05.317-020, as agent of its individual customers (“USERS”), hereinafter referred to as “PICPAY”.

BANCO ORIGINAL S/A, enrolled with the CNPJ/MF under No. 92.894.922/0001-08, with its principal place of business at Rua Porto União, No. 295, São Paulo/SP, Postal Code 04568-020, hereinafter referred to as “ORIGINAL”.

WHEREAS the above identified Parties entered into, on July 30, 2020, Agreement for Credit Assignment Without Co-Obligation and Other Covenants No. 3419/2020 (“Agreement”); and

WHEREAS the Parties wish to adjust operational procedures and other conditions to perform credit rights acquisition operations.

Now, therefore, the Parties execute this Amendment to the Agreement, the terms and conditions of which shall become effective, in a restated and full manner, pursuant to the following provisions:

WHEREAS PICPAY:

(a) Is a payment institution that issues digital currency, as well as a payment arrangement settlor;

(b) Enables the inclusion of amounts in the prepaid payment accounts held by its customers, held at PICPAY, through the use of payment instruments;

(c) Acts as agent of its USERS to: (i) operationalize full or partial assignments of credit rights held by them; and (ii) command the payments and /or transfers they define;

(d) Holds rights and obligations deriving from the nature of the payment arrangement it participates in and which interconnects establishments, sub-accreditation bodies, accreditation bodies, brands and issuers of cards, based on operational and financial structure already established in the national and international markets;

(e) Is interested in meeting the demands of its USERS to operationalize the assignments of credits they hold; and

WHEREAS ORIGINAL:

(f) Is interested in acquiring the credit rights held by PICPAY USERS, observing the terms and conditions provided for in this instrument;

NOW, THEREFORE, THE PARTIES DECIDE TO execute this AGREEMENT FOR CREDIT ASSIGNMENT WITHOUT CO-OBLIGATION AND OTHER COVENANTS (“AGREEMENT”), pursuant to the following provisions.

I – SUBJECT-MATTER OF THE ASSIGNMENT

1.1 PICPAY, as the agent of the USERS holding credit rights of digital currency deriving from financial contribution transactions performed through credit cards and in installments, held against PICPAY (“Credits”), observing the simultaneous and successive obligational chain originated from the use of the card, intends to assign and transfer to ORIGINAL, on behalf of and as ordered by its USERS, future credits they hold, without co-obligation and in a definitive manner, identified in electronic files.

1.2 ORIGINAL intends to acquire said Credits, under the condition precedent provided for in item 2 and provided that the terms and conditions established herein are observed, through the payment of the price to be agreed between the Parties.

1.3 Through this Agreement, only Credits legitimately created will be acquired, duly approved by the respective issuers of the cards, and in the amount to be defined by ORIGINAL.

1.3.1 The Credits assigned and later questioned by the USERS, due to the opposition rules provided for in the regulations of the payment arrangements, implying cancelation of the transaction, will lose their characteristic and will be repurchased by PICPAY, as per section 7.2 below.

1.3.2 The repurchase amount shall be the amount of the acquisition/price of the Credit(s) paid by ORIGINAL to PICPAY, plus the due discount fee applied to such Credit(s), to be applied during the period elapsed between the date of payment of the acquisition amount by ORIGINAL and the date of repurchase by PICPAY, deriving from the loss of characteristics of the respective Credit.

II – CONDITION PRECEDENT

2.1. ORIGINAL will only acquire the Credits held by the USERS against the participants of the obligational chain if PICPAY is the first obligor and, simultaneously, it gives to ORIGINAL, as payment, the respective Credit it holds against the Accreditation Institution, the second obligor in the payment arrangement chain, related to the credit under the assignment.

2.1.1 PICPAY will only be authorized to financially settle the Credit to be assigned if it simultaneously formalizes the payment in kind of the Credit it holds against the Accreditation Institution within the existing obligational chain.

III - OPERATIONALIZATION OF ASSIGNMENT AND PAYMENT IN KIND OPERATIONS

3.1. PICPAY, as per the daily history of transactions made with the use of credit card in its platform by its USERS shall inform ORIGINAL, via e-mail, at the address shown herein, of the amount of the operations that may be assigned.

3.1.1. The operations may be performed within the periodicity PICPAY deems convenient, considering the interests of its USERS.

3.2. ORIGINAL, as per its interest in acquiring the Credits, will make the deposit of the required amount, with the sole purpose of settling the assignment operations in an account held by PICPAY at ORIGINAL, on the same day it receives the information referred to in section 3.1 above.

3.2.1. With due regard for the operational procedure defined for the formalization of the operations, possible differences shall be adjusted until the subsequent business day, through debit and/or credit in the account held by PICPAY, to be made by ORIGINAL, which is expressly authorized.

3.3 PICPAY will act as a settlement agent of ORIGINAL, and will settle the assignment operations, through delivery of the amounts due to the USERS, which shall be made available at their prepaid payment accounts managed by PICPAY.

3.3.1. The effective payment of the assignment shall be preceded by the payment in kind, by PICPAY to ORIGINAL, of the Credits it holds against the Accreditation Institution, and it agrees, under the terms of art. 290 of the Civil Code, to notify the Accreditation Institutions, whether by letter, e-mail or in the very agreement it has executed, giving it (them) knowledge and, as the case may be, requesting express consent to the assignments under this Agreement.

3.4. Until the business day immediately following the day of the financial settlement, PICPAY shall forward the electronic files containing the list of all assigned Credits, which shall be settled through the concomitant payment in kind.

3.4.1. PICPAY shall send to ORIGINAL, until 09:30 a.m. of the business day following the day of the financial settlement, an electronic file containing the consolidated information of the assigned Credits.

3.4.2. Upon receipt of the electronic file indicated in subitem 3.4.1. above, ORIGINAL, on the same date, shall send to PICPAY the respective instrument of confirmation of assignment of Credits and accord and satisfaction, as per Exhibit I hereof (“Instrument of Confirmation”), duly signed, physically or digitally related to the Credits involved in the operations.

3.4.3. PICPAY shall have five (5) days to return the Instruments of Confirmation indicated above, duly signed.

3.5. The discharge of the assignment operations intermediated by PICPAY, on behalf of and as ordered by the USERS shall happen automatically, with the payment in kind, by PICPAY, of the Credits due to them by the Accreditation Institutions, provided that such amounts shall be paid by the Accreditation Institutions directly to ORIGINAL.

3.5.1. If the Accreditation Institution makes the credit available in PICPAY’s account, this shall be made in a restricted operation account, and PICPAY immediately agrees to transfer the respective amount to ORIGINAL.

IV – ACQUISITION PRICE

4.1. The price owed to the USERS, related to the assignment made, shall correspond to the difference between:

(i) the face value of the Credits; and

(ii) the charges applicable to the operation, including the discount fee applicable to each assignment, as per Exhibit I.

V - TERM

5.1. This Agreement is executed for an undetermined term and may be terminated by any of the Parties, at any time and without charge, through the sending of written communication to the other party, with minimum prior notice of thirty (30) calendar days.

VI – PICPAY’s REPRESENTATIONS

6.1. PICPAY hereby represents that:

(i) the Credits to be assigned by the USERS, through PICPAY, are existing, valid and enforceable, and PICPAY agrees to properly formalize them, so that they represent amounts due and to become due, of the respective Accreditation Institutions;

(ii) it agrees, as trustee, to supply any and all documents that materialize the Credits, whenever requested by ORIGINAL and within the term of up to two (2) business days, counted from the date of request;

(iii) the Credits are valid and effective for all purposes of the law; they conform to the legislation and regulation applicable to assignments of credit, keeping ORIGINAL free and harmless in relation to any lawsuit or proceeding seeking their cancelation or questioning their validity or legitimacy;

(iv) it is entirely responsible for the information transmitted to ORIGINAL, and it shall bear any burden deriving from erroneous, inaccurate or omissive information, and it agrees to immediately take all actions required to correct such information, if needed;

(v) it takes responsibility, on an irrevocable and irreversible basis, for the correctness and truthfulness of the representations made in this Agreement and its respective Exhibits, as well as for any losses, damages and impacts, especially of a tax nature, which may derive from the incorrectness or falsity of the same;

(vi) the Credits (a) are free from any kind of abatement, discount or rebate; (b) they are undisputed and are not included in or subject to any kind of judicial or extrajudicial discussion; and (c) they are not assigned to third parties, in any way, nor posted as guarantee of obligations of the USERS or of PICPAY itself;

(vii) it agrees to keep its enrollment information updated and to communicate ORIGINAL of any alteration, in addition to not close any checking account or any account directly or indirectly related to the compliance with the obligations it undertook under this Agreement, except if there is no remaining obligation related to this legal transaction; and

(viii) as per subitem III of art. 12-A of Law No. 12.865, pursuant to the wording implemented by Law No. 14.031, of July 28, 2020, the product of the Credit assignment operations shall serve to ensure compliance with the settlement obligations among the participants of the payment arrangement referring to the payment transactions until the receipt by the receiving end user, pursuant to the rules of the payment arrangement, observing the necessary discounts.

VII - INEXISTENCE OF CO-OBLIGATION

7.1 The Credit assignments and the payments in kind are formalized pursuant to the terms and conditions established in this Agreement, and are performed on a definitive basis and without co-obligation of the USERS and/or of PICPAY, provided that ORIGINAL takes the solvency risks related to the Accreditation Institutions, with due regard for the provisions of item 7.2.

7.2 If the inexistence, irregularity, invalidity, untruthfulness, illegitimacy or unenforceability of the credits assigned is verified, which will cause the involved Credit assignment operation to lose its characteristics, PICPAY shall reimburse ORIGINAL, in up to two (2) business days, counted from the date of said loss of characteristics.

(i) the amount to be reimbursed shall be the one defined as provided for in section 1.3.2 above, in which case the loss of characteristics shall occur before or until the date of maturity of said Credit assigned; or, if such loss of characteristics occurs after the maturity of the respective Credit assigned, compensatory interest equal to the discount fee shall be applied to the period elapsed from the date of payment of the acquisition price and the date of maturity of the respective Credit assigned, provided that, after the date of maturity of the mentioned Credit assigned, the charges provided for in item 7.4 shall apply to the amount verified until such date; and

(ii) other fees, taxes and/or contributions due pursuant to the law, or which may be created by the competent bodies.

7.3 In addition to the events of loss of characteristics mentioned in item 7.2 above, events of loss of characteristics of the respective Credit assignment operation may be considered, if they result in its inexistence, invalidity or inefficacy, subjecting PICPAY to the penalties provided for in said section:

(i) as applicable, the failure to confirm the sending of the notification referred to in item 3.3.1, as well as the respective acceptance, if so required by the Accreditation Institutions;

(ii) if defect, bad-faith, inexistence, falsity or untruthfulness of the documents that back the Credits is verified, or if this happens in relation to the very Credits assigned;

(iii) the full or partial offsetting, made by any Accreditation Institution, against the funds that should be paid to ORIGINAL due to the respective Credit assignment operation;

(iv) the failure to comply with any obligation undertaken by PICPAY herein, its respective Exhibits, as well as in any other contractual instrument executed with ORIGINAL, which regulates the assignment of Credits;

(v) the failure to submit, by PICPAY, when requested by ORIGINAL, in the form, conditions and terms provided for herein, any and all documents that formalize the Credits assigned, especially for purposes of collection of amounts in default from the Accreditation Institutions;

(vi) the occurrence of any commercial dispute between PICPAY and the Accreditation Institutions of the Credits made available for payment, which renders PICPAY’s credit unenforceable;

(vii) If ORIGINAL proves, at any time, that the assignment of the Credits characterizes fraud against creditors, fraud to execution, fraud to tax execution or bankruptcy fraud; and/or

(viii) if any representation made by PICPAY under this Agreement is false, incorrect or inaccurate.

7.4 If PICPAY fails to timely comply with any of the obligations in this Agreement, especially the ones related to the return of amounts that it may receive from the Accreditation Institutions, PICPAY will be in default irrespective of notification or communication in this sense, and PICPAY shall pay the amounts in default to ORIGINAL, plus:

(i) compensatory interest at the same Discount Fee referred to in section 4.1(ii);

(ii) default interest of um percent (1%) per month, calculated on a prorated daily basis, applicable as of the date of the default until its effective payment; and

(iii) non-compensatory default fine of two percent (2%), owed only as of the fifteenth day of the maturity of the obligation, calculated over the amount of the debtor balance verified on the date of the effective payment; and

(iv) expenses incurred due to the respective collection procedures.

7.5 If the Accreditation Institutions, for any reason, make the payment of the assigned Credits directly to PICPAY, the latter agrees to, as the collection agent, deliver to ORIGINAL the amounts received on the same date of the respective receipts, subject to application of the default charges provided for above.

VIII - COMMUNICATION

8.1 The communication between the Parties shall be made exclusively through their representatives listed below, at the respective addresses indicated therein and may be made through letter with acknowledgment of receipt, e-mail or any other form previously agreed between the Parties.

PICPAY SERVIÇOS S.A.

Address: Avenida Manuel Bandeira, No. 291, condomínio Atlas Office Park, bloco B, suites 43 and 44, Vila Leopoldina, São Paulo/SP, Postal Code 05.317-020.

Tel: (27) 3180-0382

Attn.: Finanças

E-mail: tesouraria@picpay.com

BANCO ORIGINAL S/A

Address: Rua Porto União, No. 295 - São Paulo (SP), Postal Code 04568-020

Phone No.: (11) 4004 0800

Attn.: Comercial Recebíveis e Área de Operações e Investimentos

E-mail: recebiveis@original.com.br and fundos@original.com.br

IX – FINAL PROVISIONS

9.1 For the purposes of this Agreement, the PARTIES:

(i) declare, subject to civil and criminal liability, that (a) they comply with the environmental and labor legislation related to occupational health and safety, especially regarding the non-utilization of childish or slave-like work (“Social environmental Legislation”); (b) all information and documents made available to the other PARTY, related to social environmental aspects, are correct and complete, and that there is no omission of information or documents that may negatively affect the analysis of the subject-matter of this Agreement and of the Credits; and (c) irrespective of fault, it agrees to reimburse the other Party for any amount such other Party is compelled to pay as a result of non-compliance, by the responsible Party, with the Socio-environmental Legislation and/or of the occurrence of social environmental damages;

(ii) declare, on their own behalf and on behalf of their managers, employees, agents and service providers that (a) they conduct commercial practices in an ethical manner and in compliance with the applicable legal precepts; (b) they do not condone and do not allow any action that may characterize a harmful act, as per Law No. 12.846/2013 and related legislation; (c) have governance installed, focused on the prevention and detection of violations of anticorruption rules and of the requisites established in this Agreement; (d) will immediately notify the other Party if they become aware or suspicious of any conduct that characterizes or may characterize practice of bribery or corruption referring to the negotiation, conclusion or performance of this Agreement; and (e) have not nor will make any payment; have not nor will provide benefits or advantages to any governmental authorities or to consultants, representatives, partners or third parties related to them, with the purpose of influencing any act or decision of the government or ensuring any undue advantage, obtaining or preventing businesses or obtaining any undue benefit.

9.2 PICPAY is aware of and agrees with the fact that ORIGINAL, on an irrevocable and irreversible basis, may consult the Credit Information System of the Central Bank of Brazil and other organizations that centralize private or governmental records and information (SERASA, SCPC, Credit Record Agencies and others) on possible debts under the responsibility of the same, as well as the supply, to the mentioned bodies, of registration information and of data related to this Agreement, everything in accordance with the legislation in force.

9.3 Any and all burden of all taxes, contributions and other charges owed by reason of the operation under this Agreement shall be borne by the taxpayer defined as such in the tax law, as per the applicable legislation.

9.4 No omission or delay of the Parties in exercising their rights, powers or privileges under this Agreement, as well as no agreement between ORIGINAL and PICPAY shall characterize a waiver of the same, nor the single or partial exercise of any right, power or privilege, as per this Agreement, may prevent any other or ulterior exercise of the same, or the exercise of any other right, power or privilege.

9.5 If one or more provisions contained in this Agreement become invalid, illegal or unenforceable under any aspect, the validity, legitimacy or enforceability of the remaining provisions contained herein shall not be affected by the same.

9.6 PICPAY declares to have received, from ORIGINAL, all necessary clarifications on this Agreement prior to its signature, and that it freely discussed the contents and eventual changes in its sections, so that this Agreement, as signed at this time, faithfully reflects the will of the Parties.

9.7 This Agreement is being signed on an irrevocable and irreversible basis, binding the Parties and their assignees or successors on any behalf.

9.8 The Parties elect the Courts of the Judicial District of São Paulo, disregarding any other, no matter how privileged it may be.

In witness whereof, the Parties execute this instrument in two (2) counterparts having the same contents and form, to produce a single effect, before the two (2) undersigned witnesses below.

São Paulo, September 4, 2020.

DocuSigned by:	DocuSigned by:

/s/ Elvis Haroldo Tinti	/s/ Valério Zarro
C3694B573AB948B...	E86A791D578441D...
Elvis Haroldo Tinti	Valério Zarro

PICPAY SERVIÇOS S.A.

DocuSigned by:	DocuSigned by:

/s/ Luiz Giacomini	/s/ Luiz Antonio F Caldas Morone
688384A58D94488...	F10D4B92CDB44B9...
Luiz Giacomini	Luiz Antonio F Caldas Morone

BANCO ORIGINAL S.A.

DocuSigned by:	DocuSigned by

/s/ Vinícius Pereira de Assis	/s/ Adriana Binnie
17735BB632A44A8...	2976EBF2A34C4BE...
Name: Vinícius Pereira de Assis	Name: Adriana Binnie
Individual Taxpayers’ Register (CPF) No.: 00959802703 OAB-ES 9947	CPF No.: 30490678882

EXHIBIT I

TO

THE AGREEMENT FOR CREDIT ASSIGNMENT WITHOUT CO-OBLIGATION AND OTHER COVENANTS No. [3419/2020]

INSTRUMENT OF CONFIRMATION

PICPAY SERVIÇOS S.A., CNPJ No......

BANCO ORIGINAL S.A., CNPJ No........

As per the procedure established in section 3.4.2 of the Agreement under reference, this is to confirm the assignment operations made under the following conditions:

Operation No.:

Total amount of the Credits upon maturity:

Total acquisition amount paid to the assignors and received as payment:

Discount Fee:

PICPAY and ORIGINAL hereby ratify and restate the assignment operations of Credit and of payment in kind related to the Credits indicated in the electronic file sent by PICPAY to ORIGINAL, which is part of this document for the due purposes.

PICPAY and ORIGINAL acknowledge that the signatures affixed on this document, when in digital form, are valid, effective and sufficient to prove the authorship, authenticity and integrity of the transactions indicated.

The terms not defined in this document shall have the meaning ascribed to them in the Agreement.

[place and date]

PICPAY SERVIÇOS S.A.	BANCO ORIGINAL S.A.